UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 19, 2014
Date of Report (Date of Earliest Event Reported)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director
Michael V. Pulli, Chief Executive Officer of Pace plc, advised the Board of Directors (the Board) of Itron, Inc. (Itron or the Company) that he is resigning from the Board effective December 31, 2014. The Board accepted Mr. Pulli’s resignation on October 19, 2014.

Appointment of New Director
On October 19, 2014, Itron’s Board appointed Daniel S. Pelino as a director, effective November 1, 2014, serving until the 2015 annual shareholders meeting, at which time he will stand for election by Itron’s shareholders.

Mr. Pelino, age 56, has worked in various roles of increasing responsibility at International Business Machines Corporation (IBM) since 1980. Since 2013, Mr. Pelino has been the General Manger of IBM’s Global Public Sector, which includes IBM’s divisions that focus on the government, education, healthcare, and life sciences industries. From 2006 to 2013, he was the General Manager of the Healthcare and Life Sciences division.

Mr. Pelino has not yet been named to a committee of the Board.

As a director, Mr. Pelino will receive an annual retainer of $165,000, of which $65,000 is paid in cash, and the remainder is paid in shares of Itron’s common stock, which vest immediately. The retainer is paid and issued in equal increments on the first day of each calendar quarter. In addition, as a new director, Mr. Pelino will be granted a restricted stock award equal to 50% of his annual cash retainer, effective November 1, 2014. This award will vest equally in one-third increments beginning on the first anniversary of the date of grant.

There are no related party transactions between Itron and Mr. Pelino which would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ITRON, INC.

	By:	/s/ SHANNON M. VOTAVA
Dated: October 20, 2014		Shannon M. Votava
Vice President, General Counsel and Corporate Secretary